DON A. PARADISO P.A.
               5874 DEERFIELD PLACE, LAKE WORTH, FLORIDA 33463
                     (561) 968-9099   FAX (561) 367-4736


Don A. Paradiso
Member New York and Florida Bar

January 4, 1 999

National Capital L.L.C;,
Suite 203
6801 Broadway Extension
Oklahoma City, Oklahoma 73116


Re: 3 E International Corp. (3 E)

Dear Sirs.

This will serve as an opinion of counsel for 3 F International Corp. ("3 E") in connection with the due diligence investigation of 3 E for the purposes of Rule 15c2-11 promulgated pursuant to the Securities Exchange Act of 1934. (the 'Act) with respect to the issuance of shares of 3 E common stock, par value $0.001 per share, to certain persons identified as investors In 3 E, (collectively, the "Shares"). In connection herewith, I have examined originals or copies identified to my satisfaction, of such documents, records and instruments as I have deemed necessary for the purpose of this opinion, including, among other things, the 3 E Articles of Incorporation and the , various amendments thereto, the Bylaws of the company, the minutes of the meetings of the Officers, Directors and Shareholders of the company, and the Regulation D, Rule 604 offering memorandum of the company which is currently effective. I have also examined the 3 E financial statements. Based upon the foregoing, and to the best of my knowledge, I am of the opinion that:

   1. 3 E is a corporation duly organized, validly existing and in good standing in the State of Delaware.

   2. The authorized capital stock of 3 E consists of 20 million shares of $.OOI par value common stock, of which 2,936,201 are validly issued and now outstanding, fully paid and nonassessable, free of liens, encumbrances. and options, No other equity or debt securities of 3 E have been issued. All securities issued to date have been issued pursuant to available exemptions from registration under Applicable state and federal securities laws, including but not limited to Regulation D of the Securities and Exchange Commission.

   3. There is no action, suit, proceeding, order or investigation pending or threatened against or affecting 3 E at law or in equity or before any federal, state, municipal or other governmental department, commission, board, bureau. agency or instrumentality,

   4. At no time has 3 E been: a) subject to reporting requirements of Section 13 or 15(,c,) of the Act, or b) an "investment company" within the meaning of Federal securities laws.

   5. The offers, sales and/or securities exchanges by 3 E prior to the date of this letter do not appear to the undersigned attorney to be attempts to evade any registration or resale requirements of the securities laws of the United States or any of it's States.


         Ex. 5 - Pg. 1


   6. 3 E had complied with the requirements of Rule 504 of Regulation D promulgated pursuant to the Securities Act of 1933
(the "Act"), and as such, the filings provide for an exemption from registration of any shares sold.

   7. To date, no investor in the Regulation D, Rule 504 offering of the company was affiliated with any Director, Officer or promoter of 3 E or any beneficial owner of 10% or more of 3 E's securities.

   8. If within the twelve month period commenced August 19, 1998, (the "Exemption window"), 3 E shall not have made any offers or sales in the United States unless such offers and sales had been registered under the Act, and under any applicable state seurilties laws, provided, however, that 3 E may have made additional sales of securities within the Exemption Window pursuant to Rule 504 of Regulation D under the Act (and corresponding state exemptions from registration, if available) to the extent that the aggregate offering price of such sales, when aggregated with the aggregate offering price of prior sales, does not exceed $1,0OO,000, 3 E shall be entitled to rely upon the exemption from registration provided for under Rule 504 of Regulation D. I have been informed that thus far 3 E, during the Exemption Window, has not made any registration offering of securities on such terms as shall have caused it to be subject to "integration," within the meaning of Rule 504 of Regulation D under the Act, with any prior offering of 3 E.

   Solely based upon the assumptions noted above, I am of the opinion that the shares are not subject to any resale restrictions imposed by the Act, and have so informed the transfer agent.

   The opinions and conclusions expressed herein are based in part upon facts provided to me by 3 E, Gaution is given to anyone referring to this opinion that opinion letters of counsel are not binding upon the Securities and Exchange Commission nor on the courts. To the extent that persons relying on this letter may have knowledge of facts or circumstances which are contrary to those upon which this opinion is based., then this opinion would not be applicable, Further, this opinion May be withdrawn at any time if information is discovered which would cause me to change my opinion or if anv state or federal agency or court takes an adverse position.

        Sincerely,



        /s/Don A. Paradiso
        Don A. Paradiso, Esq.

        Florida Bar #0969974

        For the Firm